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Exhibit 5.1



                                  May 28, 2004

MicroIslet, Inc.
6370 Nancy Ridge Drive, Suite 112
San Diego, CA 92121

Ladies and Gentlemen:

         You have requested our opinion with respect to certain matters in connection with the filing by MicroIslet, Inc., a Nevada corporation (the "Company"), of a Registration Statement on Form S-2 (the "Registration Statement") with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the "Prospectus") covering the registration of 16,478,607 shares of the Company's common stock, $0.001 par value (the "Common Stock"), on behalf of the selling stockholders named therein, including:

         a. 9,834,218 shares of the Company's Common Stock (the "Private Placement Shares") issued pursuant to various purchase agreements (the "Purchase Agreements"), each dated as of March 16, 2004 (the "Private Placement");

         b. 89,231 shares of the Company's Common Stock (the "Placement Service Shares," and together with the Private Placement Shares, the "Shares") that were issued to one selling stockholder for services relating to the Private Placement;

         c. 5,655,158 shares of the Company's Common Stock (the "Private Placement Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Private Placement Warrants") that were issued in connection with the Private Placement;

         d. 600,000 shares of the Company's Common Stock (the "Consulting Service Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Consulting Service Warrants") that were issued to one selling stockholder for consulting services; and

         e. 300,000 shares of the Company's Common Stock (the "Settlement Shares", and together with the Private Placement Warrant Shares and the Consulting Service Shares, the "Warrant Shares") issuable upon the exercise of certain issued and outstanding warrants (the "Settlement Warrants", and together with the Private Placement Warrants and the Consulting Service Warrants, the "Warrants") that were issued to two selling stockholders, in settlement of claims made for services rendered.

         This opinion is being furnished in accordance with the requirements of
Item 601(b)(5)(i) of Regulation S-B.

         In connection with this opinion, we have examined and relied upon the Registration Statement, and related Prospectus, the Company's Articles of Incorporation, as amended, the Company's Amended and Restated Bylaws, the Purchase Agreements, the Warrants, the corporate proceedings taken by the Company in connection with the issuance of the Shares and the Warrants, the letter agreement dated December 15, 2003 between Strategic Growth International, Inc. and the Company, as amended April 11, 2004 (the "SGI Agreement"), the General Release dated April 1, 2004 among the Company, BetaDynamics, LLC and the other parties listed therein (the "BetaDynamics Release"), the General Release dated April 1, 2004 among the Company, SBI Brightline VII LLC and the other parties listed therein (the "SBI Release"), and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the specimen stock certificate submitted to us conforms to each of the stock certificates representing the Shares (the "Share Certificates") and will conform to the stock certificates representing the Warrant Shares (the "Warrant Share Certificates"), that the Share Certificates have been properly executed in accordance with Section 78.235 of the Nevada Revised Statutes, Title 7, Chapter 78 and that the Warrant Share Certificates will be properly executed in accordance with 78.235 of the Nevada Revised Statutes, Title 7, Chapter 78.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares when issued and sold in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable.

         We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

         We express no opinion as to matters governed by any laws other than the Nevada Revised Statutes, Title 7, Chapter 78, the applicable provisions of the Nevada Constitution and reported decisions of the Nevada courts interpreting these laws.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement, the Prospectus, the Warrants, the Warrant Shares, the Purchase Agreements, the Private Placement, the SGI Agreement, the BetaDynamics Release or the SBI Release.

                                     Very truly yours,

                                     /s/ Sheppard, Mullin, Richter & Hampton LLP
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                                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP